Exhibit 99.2

Keating Capital Reports First Quarter 2014 Results

  March 31, 2014 NAV of $7.34, a decrease of $0.31 from December 31, 2013
  Net investment loss of $0.06 per share
  Realized gains of $0.13 per share
  Net decrease in unrealized appreciation of $0.28 per share
  Q1 2014 distribution of $0.10 per share paid on April 14, 2014
  Two portfolio companies—TrueCar and Zoosk—filed for IPOs

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--April 28, 2014--Keating Capital, Inc. (“Keating Capital” or the “Company”) (Nasdaq: KIPO), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, reported financial results for the first quarter ending March 31, 2014.

Management Commentary

“During the quarter, we sold 33% of our position in Millennial Media for realized gains of approximately $1.3 million. However, we also had a net decrease in unrealized appreciation for the quarter of $2.8 million, of which approximately $2.3 million, or 82%, was related to our investments in publicly traded portfolio companies – Tremor Video ($1.0 million) and Millennial Media ($1.3 million). Most importantly, in April, two of our portfolio companies, TrueCar and Zoosk, filed registration statements for proposed initial public offerings (“IPOs”).

We expect a majority of our private portfolio companies to complete an IPO or strategic sale/merger over the course of the next four to eight quarters. Based on our net realized gains from portfolio company sales thus far (four complete sales and one partial sale), and the 24% weighted-average internal rate of return from these sales,1 we remain confident that our private-to-public valuation arbitrage strategy is working,” stated Timothy J. Keating, CEO of Keating Capital, Inc.

Q1 2014 Portfolio Activity and Analysis

Portfolio Company Sales

The Company defines a “sale” as the disposition of its interest in a portfolio company that has either completed an IPO (after the expiration of the customary 180-day lockup) or been acquired. During the three months ended March 31, 2014, Keating Capital sold 415,964 shares of Millennial Media common stock with an aggregate cost basis of $1.7 million for total net proceeds of $3.0 million, resulting in net realized gains of approximately $1.3 million. Following such sales, Keating Capital still holds 831,929 shares of Millennial Media common stock which are subject to certain lockup restrictions or are held in escrow for potential indemnity claims. Of the remaining 831,929 shares, 696,735, or 56% of the original position, will be eligible for resale following the expiration of a lockup restriction on or about May 5, 2014. The remaining 135,194 shares, or 11% of the original position, are subject to an escrow holdback for a one-year period ending on or about November 1, 2014.

The overall weighted-average internal rate of return on Keating Capital’s portfolio company sales (including the partial sale of its position in Millennial Media) taken as a whole was 24%, calculated at the portfolio company level, before giving effect to the Company’s operating expenses (including any incentive fees). See footnote 1.

Two Portfolio Company IPO Filings

  TrueCar, Inc., a negotiation-free car-buying platform, filed a registration statement on April 4, 2014, with the SEC to raise up to $125 million in an IPO. The Santa Monica, California-based company, which was founded in 2005 and had $134 million in revenue for the year ended December 31, 2013, plans to list on Nasdaq under the ticker symbol TRUE. TrueCar initially filed confidentially on February 14, 2014. Goldman Sachs and J.P. Morgan are the joint bookrunners on the deal. No pricing terms were disclosed.

Keating Capital made a $3 million investment in TrueCar on September 26, 2011, acquiring 566,037 shares of TrueCar’s common stock.

  Zoosk, Inc., an online dating platform with 26 million members, filed a registration statement on April 16, 2014, with the SEC to raise up to $100 million in an IPO. The San Francisco, California-based company, which was founded in 2007 and had $178 million in revenue for the year ended December 31, 2013, plans to list on the New York Stock Exchange under the ticker symbol ZSK. BofA Merrill Lynch, Citi and RBC Capital Markets are the joint bookrunners on the deal. No pricing terms were disclosed.

Keating Capital made a $3 million investment in Zoosk on January 27, 2012, acquiring 715,171 shares of its Series E Convertible Preferred stock.

Registration statements relating to these securities being offered in the proposed IPOs have been filed with the SEC but have not yet become effective. Accordingly, Keating Capital can give no assurances that either TrueCar or Zoosk will complete an IPO, and even if completed, when it may be completed and the total amount raised, or at what price and under what terms.

Portfolio Analysis

Keating Capital holds investments in 17 portfolio companies (two public, 15 private companies) with a fair value of $57.7 million and $15.4 million in cash and cash equivalents.

As of March 31, 2014, the net unrealized appreciation of Keating Capital’s portfolio was $3.6 million, consisting of: (i) 10 portfolio company investments with aggregate unrealized appreciation of $14.0 million, and (ii) seven portfolio company investments with aggregate unrealized depreciation of $10.4 million. The unrealized appreciation (depreciation) of each of Keating Capital’s portfolio companies as of March 31, 2014, is set forth in the table below.

	March 31, 2014

			Unrealized
			Appreciation
Portfolio Company	Cost	Value	(Depreciation)

Xtime, Inc.	$3,000,000	$5,950,000	$2,950,000
SilkRoad, Inc.	6,048,667	8,748,667	2,700,000
Zoosk, Inc.	2,999,999	5,560,000	2,560,001
Metabolon, Inc.	4,000,000	6,140,000	2,140,000
Millennial Media, Inc.	3,333,332	5,066,115	1,732,783
Glam Media, Inc.	4,999,999	5,750,000	750,001
TrueCar, Inc.	2,999,996	3,720,000	720,004
Kabam, Inc.	1,328,860	1,770,000	441,140
Harvest Power, Inc.	2,499,999	2,550,000	50,001
Deem, Inc.	3,000,000	3,000,000	-
MBA Polymers, Inc.	2,000,000	1,570,000	(430,000)
Livescribe, Inc.	606,187	-	(606,187)
Suniva, Inc.	2,500,007	1,620,000	(880,007)
BrightSource Energy, Inc.	3,116,852	1,779,721	(1,337,131)
Tremor Video, Inc.	4,000,001	2,471,996	(1,528,005)
Stoke, Inc.	3,500,000	790,000	(2,710,000)
Agilyx Corporation	4,132,976	1,230,000	(2,902,976)

Total	$54,066,875	$57,716,499	$3,649,624

Q1 2014 Dividend

On February 20, 2014, Keating Capital’s Board of Directors declared a distribution of $0.10 per share payable on April 14, 2014, to common stockholders of record on March 6, 2014. Stockholders had the option to receive payment of the dividend in cash or in shares of common stock, provided that the aggregate cash payable to all stockholders was limited to $238,722, or 25% of the aggregate dividend amount.

Based on stockholder elections, the dividend consisted of $238,722 in cash and 119,157 shares of newly-issued common stock. The amount of cash elected to be received was greater than the cash limit of 25% of the aggregate dividend amount, thus resulting in the payment of a combination of cash and stock to stockholders who elected to receive cash. The number of shares of common stock comprising the stock portion was calculated based on a price of $6.0103 per share, which equaled the volume weighted average trading price per share of Keating Capital’s common stock on April 7, 8 and 9, 2014.

As of March 31, 2014, on a pro forma basis after giving effect to the payment of the first quarter 2014 cash and stock dividend, the net asset value per share would have been $7.32 based on 9,668,059 shares of common stock outstanding, compared to an actual net asset value per share of $7.34 as of March 31, 2014.

As of March 31, 2014, the dividend yield on Keating Capital’s common stock for the 12 months ended March 31, 2014 was 9.7%, which is calculated as the total dividends of $0.59 per share declared by Keating Capital’s Board of Directors for such period divided by the $6.11 per share closing stock price as of March 31, 2014. Since its first distribution in 2011, Keating Capital has now distributed a total of $0.75 per share to its stockholders.

Quarterly Distribution Policy

On February 20, 2014, Keating Capital’s Board of Directors adopted a quarterly distribution policy where it intends to pay regular quarterly distributions to its stockholders based on estimated net capital gains for a given calendar year.

During the three months ended March 31, 2014, Keating Capital had net realized gains of approximately $1.3 million and paid a first quarter 2014 dividend of $954,890. The tax attributes of distributions are determined as of the end of the calendar year based upon the net realized gains for the full year and distributions paid during the full year. Therefore, a determination of tax attributes made on a quarterly basis may not be representative of the actual tax attributes of distributions for a full year. If Keating Capital determined the tax attributes of the first quarter 2014 distribution as of March 31, 2014, 100% would be from long-term realized gains, 0% would be from ordinary income, and 0% would be a return of capital.

In accordance with the quarterly distribution policy, on February 20, 2014, Keating Capital’s Board of Directors also declared a regular distribution for the second and third quarter of 2014 each in the amount of $0.10 per share. The record and payment dates for these distributions are as follows:

Regular Distributions	Amount per Share	Record Date	Payment Date
Second Quarter	$0.10	May 8, 2014	June 17, 2014
Third Quarter	$0.10	August 11, 2014	September 18, 2014

Each of these quarterly distributions will be paid in cash or common stock at the election of stockholders, subject to a limitation that no more than 25% of the aggregate distribution will be paid in cash with the remainder paid in shares of our common stock. Election forms for the second quarter 2014 distribution are expected to be sent to registered stockholders on or about May 16, 2014. However, stockholders who hold their shares in street name should contact their broker to make an election.

Results of Operations and Balance Sheet

Decrease in Net Asset Value for the First Quarter

As of March 31, 2014, the total fair value of Keating Capital’s 17 portfolio company investments was $57.7 million. The Company also had cash and cash equivalents of $15.4 million, or $1.61 per share. The Company’s net assets at March 31, 2014 were $70.1 million, or $7.34 per share, a decline of $0.31 per share during the first quarter.

The components that typically drive the changes in NAV each quarter are: (i) net investment losses, effectively the Company’s operating expenses, (ii) realized gains/losses on portfolio company dispositions, (iii) the change in unrealized appreciation/depreciation on portfolio company investments, and (iv) distributions paid to stockholders or capital transactions. During the three months ended March 31, 2014:

  The Company had net investment loss—effectively the Company’s operating expenses (including base management fees and accrued incentive fees)—of approximately $567,000, or $0.06 per share. The Company’s operating expenses, excluding base management fees and accrued incentive fees, were approximately $514,000 in the first quarter. During the first quarter, the Company recorded a reduction in incentive fee expense of approximately $293,000 resulting from a net decrease in net unrealized appreciation of approximately $2.8 million during the first quarter and the net realized gains of approximately $1.3 million during the period.
  In the first quarter, the Company generated $1.3 million of net realized gains, or $0.13 per share. The gains realized in the first quarter were sourced from the partial sales of the Company’s investment in Millennial Media.
  The Company had a net decrease in unrealized appreciation on its portfolio company investments of approximately $2.8 million, or $0.28 per share, as a result of the following:
    Write-ups during the quarter of $800,000 in six portfolio companies.
    Write-downs during the quarter of approximately $2.5 million in six portfolio companies which include: (i) a write down of $300,000 on the Company’s remaining position in Millennial Media based on a March 31, 2014 closing price of $6.92 per share, reduced by a 12% discount for lack of marketability, and (ii) a write down of $1 million on Tremor Video based on a March 31, 2014 closing stock price of $4.12 per share.
    A $1.0 million decrease in net unrealized appreciation resulting from the reversal of the December 31, 2013 net unrealized appreciation on the Millennial Media shares sold during the quarter.
    A total of five portfolio companies had no increase or decrease in unrealized appreciation (depreciation) during the quarter.
  The Company’s NAV decreased by $0.10 per share as a result of the first quarter 2014 dividend payable as of March 31, 2014.

The following table details the change in net asset value for the quarter ended March 31, 2014.

Keating Capital, Inc.
Change in Net Asset Value

	Three Months Ended
	March 31, 2014
	Amount	Per Share (1)

Net Asset Value, Beginning of Period (2)	$73,039,470	$7.65

Net Investment Loss	(566,675)	(0.06)

Net Realized Gain on Investments:
Millennial Media, Inc.	1,285,846	0.13

Net Realized Gain on Investments:	1,285,846	0.13

Net Change in Unrealized Appreciation (Depreciation) on Investments:
Suniva, Inc.	290,000	0.03
Kabam, Inc.	150,000	0.02
SilkRoad, Inc.	120,000	0.01
Xtime, Inc.	120,000	0.01
BrightSource Energy, Inc.	80,000	0.01
MBA Polymers, Inc.	40,000	*
Zoosk, Inc.	(90,000)	(0.01)
Harvest Power, Inc.	(220,000)	(0.02)
Stoke, Inc.	(150,000)	(0.02)
Agilyx Corporation	(742,976)	(0.08)
Tremor Video, Inc.	(1,007,998)	(0.10)
Millennial Media, Inc.	(1,341,464)	(0.14)

Net Decrease in Unrealized Appreciation on Investments (3)	(2,752,438)	(0.28)

Net Decrease in Net Assets Resulting from Operations	(2,033,267)	(0.21)

Stockholder Distributions:
Stockholder Distributions Paid from Net Realized Gains	(954,890)	(0.10)

Net Asset Value, End of Period (2)	$70,051,313	$7.34

Weighted Average Common Shares Outstanding During Period	9,548,902

Common Shares Outstanding At End of Period	9,548,902

* Per share amounts less than $0.01.
(1)	Unless otherwise indicated, per share data based on weighted average common shares outstanding during the period.
(2)	Per share data based on total common shares outstanding at the beginning and end of the corresponding period.
(3)	For purposes of this presentation, the per share amount attributable to total net decrease in unrealized appreciation on investments for the three months ended March 31, 2014 was reduced by $0.01 per share to a total of $0.28 per share to reconcile the net decrease in net assets resulting from operations per share to the other per share information presented.

Sale of Keating Investments, LLC to BDCA Adviser, LLC

On April 14, 2014, the members of Keating Investments, LLC, the Company’s investment adviser (the “Adviser”) entered into an agreement to sell 100% of their issued and outstanding equity interests (the “Transaction”) of the Adviser to BDCA Adviser, LLC (“BDCA Adviser”). Upon the closing of the Transaction, the Adviser will become a wholly-owned subsidiary of BDCA Adviser. In the event the proposed change of control of the Adviser in connection with the Transaction occurs, an assignment of the current Investment Advisory and Administrative Services Agreement between the Adviser and the Company (the “Existing Advisory Agreement”) will occur. This assignment will automatically terminate the Existing Advisory Agreement in accordance with its terms.

In order for the Adviser to continue to serve as the Company’s investment adviser upon the closing of the Transaction, the Company’s stockholders must approve a new investment advisory and administrative services agreement between the Company and the Adviser (the “New Advisory Agreement”). All material terms of the Existing Advisory Agreement and the New Advisory Agreement, including investment advisory fees, will remain unchanged. At an in-person meeting on April 9, 2014, the Company’s Board of Directors (including a majority of the non-interested directors) approved the New Advisory Agreement and voted unanimously to recommend that the Company’s stockholders approve the New Advisory Agreement.

The Company’s stockholders will be asked to vote on the approval of the New Advisory Agreement at the Company’s 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) to be held in June 2014. If approved by the Company’s stockholders, the New Advisory Agreement will be executed on behalf of the Company and become effective upon the closing of the Transaction. The closing of the Transaction is conditioned on, among other things: (i) the approval of the New Advisory Agreement by the Company’s stockholders at the 2014 Annual Meeting; (ii) the change of the Company’s name to BDCA Venture, Inc.; and (iii) certain senior officers of the Adviser entering into employment agreements with the Adviser. If the conditions to closing are satisfied, the parties to the Transaction anticipate that the closing will take place as soon as practicable after the 2014 Annual Meeting.

The Company’s Board of Directors has also approved the change in the Company’s name to BDCA Venture, Inc., subject to and effective upon the closing of the Transaction. The Company’s stock will continue to be traded on Nasdaq following the closing of the Transaction.

Other Information

The following are attached to this press release:

  Keating Capital’s statement of assets and liabilities as of March 31, 2014 and December 31, 2013; and
  Keating Capital’s statement of operations for the three months ended March 31, 2014 and 2013.

Stockholder Call

Keating Capital invites stockholders, analysts and interested parties to attend the call. You may pre-register here, and participate in the call by dialing (800) 759-0876.

A slide presentation will accompany the earnings call and will be available on Keating Capital’s website at www.KeatingCapital.com.

An archived audio replay of the call together with the slide presentation will be available within approximately three hours after completion of the call at http://ir.keatingcapital.com/events-calendar. This archived recording will be available until the Company’s next quarterly conference call which has been tentatively scheduled for Monday, July 28, 2014.

1 Portfolio company returns are calculated at the portfolio company level (net of any selling expenses, including broker commissions); however, portfolio company returns do not reflect any of the Company’s operating expenses. Internal rate of return is the annualized rate of return on a portfolio company investment taking into account the amount and timing of all cash flows related to such portfolio company investment including the initial investment, any follow-on investment and the net proceeds from the disposition of such investment. The weighted-average internal rate of return is the annualized rate of return on all disposed portfolio company investments taking into account the amount and timing of the cash flows related to all disposed portfolio company investments (as a group). These returns represent historical results. Past performance is not a guarantee of future results.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a publicly traded fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Keating Capital, Inc.
Statements of Assets and Liabilities
(Unaudited)
	March 31,	December 31,
	2014	2013

Assets
Investments in portfolio company securities at fair value:
Non-control/non-affiliate investments:
Private portfolio companies
(Cost: $42,733,542 and $42,574,747, respectively)	$44,038,388	$44,282,569
Publicly-traded portfolio companies
(Cost: $7,333,333 and $8,999,996, respectively)	7,538,111	11,554,236
Affiliate investments:
Private portfolio companies
(Cost: $4,000,000 and $4,000,000, respectively)	6,140,000	6,140,000
Total, investments in portfolio company securities at fair value	57,716,499	61,976,805
(Cost: $54,066,875 and $55,574,743, respectively)

Cash and cash equivalents	15,375,609	13,537,328
Prepaid expenses and other assets	93,360	102,421

Total assets	$73,185,468	$75,616,554

Liabilities
Base management fees payable to investment adviser	$128,445	$126,515
Accrued incentive fees payable to investment adviser	1,923,570	2,216,888
Administrative expenses payable to investment adviser	55,232	51,755
Accounts payable	70,661	47,709
Dividends payable	954,890	104,072
Accrued expenses and other liabilities	1,357	30,145

Total liabilities	3,134,155	2,577,084

Net assets
Common stock, $0.001 par value; 200,000,000 authorized; 9,997,343 and
9,997,343 shares issued, respectively	$9,997	$9,997
Additional paid-in capital	71,806,893	71,806,893
Treasury stock, at cost, 448,441 and 448,441 shares held, respectively	(2,962,594)	(2,962,594)
Accumulated net investment loss	(2,783,563)	(2,216,888)
Accumulated undistributed net realized gain on investments	330,956	-
Net unrealized appreciation on investments	3,649,624	6,402,062

Total net assets	$70,051,313	$73,039,470

Total liabilities and net assets	$73,185,468	$75,616,554

Net asset value per share (on 9,548,902 and 9,548,902 shares
outstanding, respectively)	$7.34	$7.65

Keating Capital, Inc.
Statements of Operations
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2014	2013

Investment income
Interest from portfolio company investments
Non-control/non-affiliate investments	$25,852	$-
Interest and dividends from cash and cash equivalents	712	400

Total investment income	26,564	400

Operating expenses
Base management fees	372,904	366,549
Incentive fees	(293,318)	251,415
Administrative expenses allocated from investment adviser	164,763	174,247
Legal and professional fees	164,526	196,072
Directors fees	25,000	40,000
Stock transfer agent fees	12,856	19,322
Custody fees	1,500	1,500
Public and investor relations expenses	16,167	48,602
Marketing and advertising expenses	20,897	4,761
Printing and production expenses	9,528	55,203
Postage and fulfillment expenses	8,453	23,911
Travel expenses	25,560	37,878
General and administrative expenses	64,403	81,604

Total operating expenses	593,239	1,301,064

Net investment loss	(566,675)	(1,300,664)

Net realized gain on investments
Non-control/non-affiliate investments	1,285,846	-

Total net realized gain on investments	1,285,846	-

Net change in unrealized appreciation (depreciation) on investments
Non-control/non-affiliate investments	(2,752,438)	1,685,077
Affiliate investments	-	(428,000)

Total net change in unrealized appreciation (depreciation) on investments	(2,752,438)	1,257,077

Net decrease in net assets resulting from operations	$(2,033,267)	$(43,587)

Net investment loss per common share outstanding (basic and diluted)	$(0.06)	$(0.14)

Net decrease in net assets resulting from operations per
common share outstanding (basic and diluted)	$(0.21)	*

Weighted average common shares outstanding (basic and diluted)	9,548,902	9,166,407

* Per share amounts less than $0.01.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com